                                                                                                                        Doc. #670234v.1
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby notifies the Securities and Exchange
Commission  that it registers  under and pursuant to the  provisions  of Section
8(a)  of  the  Investment  Company  Act of  1940  and in  connection  with  such notification of registration submits the following information:

Name:    SMA Relationship Trust

Address of Principal Business Office
(No. & Street, City, State, Zip Code):     51 West 52nd Street
                                           New York, New York  10019-6114

Telephone Number (including area code):    (212) 882-5000

Name and address of agent
for service of process:                    David M. Goldenberg, Esq.
                                           UBS Global Asset Management (US) Inc.
                                           51 West 52nd Street
                                           New York, New York  10019-6114
Check appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                                YES  [X]         NO  [ ]

                                   SIGNATURES

Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf  in the city of New York and  state of New York on the 1st day of  April,
2003.

                                      SMA Relationship Trust

                                      BY: /s/ David M. Goldenberg
                                         -----------------------------------------
                                         Name:        David M. Goldenberg
                                         Title:       Vice President and
                                                      Secretary
Attest: /s/ Rita Rubin
        ------------------------------------
         Name:    Rita Rubin
         Title:   Assistant Secretary